As filed with the Securities and Exchange Commission on August 22, 1997
                                                               File No. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 ---------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 ---------------

                          AMERICAN BANKNOTE CORPORATION
             (Exact name of registrant as specified in its charter)

                                    DELAWARE
                          (State or other jurisdiction
                        of incorporation or organization)
                                   13-0460520
                                  (IRS Employer
                               Identification No.)

                                 200 PARK AVENUE
                            NEW YORK, NEW YORK 10166
                                 (212) 557-9100
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                             HARVEY J. KESNER, ESQ.
                                 GENERAL COUNSEL
                          AMERICAN BANKNOTE CORPORATION
                                 200 PARK AVENUE
                            NEW YORK, NEW YORK 10166
                                 (212) 557-9100
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    Copy to:

                            SCOTT S. ROSENBLUM, ESQ.
                        KRAMER, LEVIN, NAFTALIS & FRANKEL
                                919 THIRD AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 715-9100

         Approximate date of commencement of proposed sale of the securities to the public: From time to time after this Registration Statement becomes effective, as determined by market conditions.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

================================================================================


                                                                   PROPOSED           PROPOSED
                                            AMOUNT                  MAXIMUM            MAXIMUM              AMOUNT OF
    TITLE OF EACH CLASS OF                   TO BE              OFFERING PRICE        AGGREGATE           REGISTRATION
  SECURITIES TO BE REGISTERED             REGISTERED             PER SHARE (1)    OFFERING PRICE (1)           FEE
  ---------------------------             ----------            ---------------   ------------------          ----

Common Stock, $.01 par
value..........................          2,015,000(2)               $5.375           $10,830,625             $3,282



(1) Estimated solely for the purpose of calculating the registration fee. The registration fee for the shares of Common Stock being registered hereby, $3,282, has been calculated pursuant to Section 6(b) of, and Rule 457(c) under, the Securities Act of 1933, as amended (the "Securities Act"), based on the average of the high and low sales prices of the Common Stock as reported by the New York Stock Exchange on August 18, 1997.

(2) Includes: (i) up to 1,850,000 shares of Common Stock issuable upon converversion of the Zero Coupon Convertible Subordinated Debenture of the Company (the "Debenture") and the exercise of the A-Warrants, B-Warrants and Redemption Warrants issued in connection with the Debenture (collectively, the "Debenture Warrants"), (ii) and 125,000 shares of Common Stock issuable upon exercise of Warrants held by a Selling Stockholder (the "S.A. Warrants" and, together with the "Debenture Warrants," the "Warrants"), and (iii) 40,000 shares of Common Stock beneficially owned by a Selling Stockholder. For purposes of estimating the number of shares of Common Stock to be included in this Registration Statement, the Company calculated the number of shares of Common Stock issuable in connection with the conversion of the Debenture and the exercise of the Debenture Warrants using an arbitrary conversion price and exercise price. In addition to the shares set forth in the table, which represents a good faith estimate of the number of shares underlying the Debenture and the Debenture Warrants, the amount to be registered includes an indeterminate number of shares issuable upon conversion or in respect of the Debenture and upon exercise of the Debenture Warrants, as such number may be adjusted as a result of stock splits, stock dividends and anti-dilution provisions (including the floating rate conversion mechanism set forth in the Debenture) in accordance with Rule 416 under the Securities Act.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS


                  Subject to Completion, Dated August 22, 1997

                                2,015,000 SHARES

                                  -------------

                          AMERICAN BANKNOTE CORPORATION

                                 ---------------

                                  COMMON STOCK
                                ($.01 Par Value)

                                 ---------------

         This Prospectus relates to the offer and sale of up to 2,015,000 shares (the "Shares") of the common stock, $.01 par value (the "Common Stock"), of American Banknote Corporation ("American Banknote" or the "Company"). The Shares will be offered for sale by certain stockholders of the Company (the "Selling Stockholders"), or by pledgees, donees, transferees or other successors in interest, from time to time in one or more transactions (which may involve block transactions) effected on the New York Stock Exchange (or any national securities exchange or U.S. inter-dealer quotation system of a registered national securities association, on which the Shares are then listed), in sales occurring in the public market off such exchange, in privately negotiated transactions, through the purchase or writing of options on the Shares, short sales or in a combination of such methods of sale. Such methods of sale may be conducted at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions directly, or indirectly through broker-dealers or agents acting on their behalf, and in connection with such sales, such broker-dealers or agents may receive compensation in the form of commissions or discounts from the Selling Stockholders and/or the purchasers of the Shares for whom they may act as agent or to whom they sell Shares as principal or both (which commissions or discounts are not anticipated to exceed those customary in the types of transactions involved). To the extent required, the names of any agents or broker-dealers, and applicable commissions or discounts and any other required information with respect to any particular offer of Shares by the Selling Stockholders, will be set forth in a Prospectus Supplement. Any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), may be sold under Rule 144 rather than pursuant to this Prospectus. See "Selling Stockholders" and "Plan of Distribution."

         The 2,015,000 shares referred to above is an estimate of the number of shares offered hereby. The number of shares included in the registration statement of which this Prospectus is a part, and offered hereby, is indeterminate, is subject to adjustment and could be materially less or more than such estimated number depending on factors which cannot be predicted at this time. See "Selling Stockholders."

         None of the proceeds from the sale of the Shares by the Selling Stockholders will be received by the Company. All expenses of registration incurred in connection with this offering are being borne by the Company, but all brokerage commissions and other expenses incurred by individual Selling Stockholders will be borne by each such Selling Stockholder.

         The Selling Stockholders and any dealer acting in connection with the offering of any of the Shares or any broker executing selling orders on behalf of the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any profit on the sale of any or all of the Shares by them and any discounts or concessions received by any such brokers or dealers may be deemed to be underwriting discounts and commissions under the Securities Act.

         The Common Stock is traded on the New York Stock Exchange ("NYSE") under the symbol "ABN." The last reported sale price of the Common Stock on August 19, 1997 was $5 13/16 per share.

                                 ---------------

SEE INVESTMENT CONSIDERATIONS BEGINNING ON PAGE 6 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY POTENTIAL INVESTORS.

                                 --------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 ---------------

                 The date of this Prospectus is August 22, 1997.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Copies of reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and also are available for inspection at the Commission's regional offices located at 500 West Madison, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048 and the Commission website at (http://www.sec.gov). Copies of such material also can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such reports, proxy statements and other information may also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

         The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments thereto, the "Registration Statement") under the Securities Act with respect to the Shares. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete and, with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement is deemed qualified in its entirety by such reference. The Registration Statement and the exhibits thereto can be inspected and copied at the public reference facilities maintained by the Commission, regional offices and the offices of the Commission and of the NYSE referred to above.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission are incorporated by reference in this Prospectus:

         The Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1997;

         The Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1997;

         The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996; and

         The description of the Common Stock contained in the Company's Registration Statement on Form 8-B filed with the Commission on September 30, 1993 under the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

         All reports and other documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

         Any statement contained in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, or contained in this Prospectus, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, on the written or oral request of such person, a copy of any and all of the information that has been or may be incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference into the information that this Prospectus incorporates). Such written or oral request should be directed to the Secretary, American Banknote Corporation, 200 Park Avenue, New York, New York 10166.


                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Certain statements in this Prospectus, in Prospectus Supplements and in certain documents incorporated by reference in this Prospectus and such Prospectus Supplements constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). Such forward-looking statements involve unknown and uncertain risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic, political, market and business conditions, which will among other things, affect demand for the Company's products; economic conditions, inflation, tax policy and currency exchange rates in those foreign countries in which the Company generates a large portion of its sales and earnings (including Brazil and Australia) as well as the terms of acquisition indebtedness in foreign countries which will, among other things, affect the Company's ability to service its debt; new product development and technological advances which will, among other things, affect the Company's printing business and certain government contract performance; new plant start-up conditions which will, among other things, affect the profitability of the Company's Brazil and United States operations during 1997; seasonality; competition; changes in business strategy or expansion plans; raw material costs and availability; customer inventory levels; the loss of any of the Company's significant customers; the ability to achieve anticipated cost reductions and synergies; the possibility of unsuccessful bids for government contracts; changes in, or the failure of the Company to comply with, government regulations, bid requirements or product specifications; and other factors referenced in this Prospectus. Other forward looking risks affecting the Company's business are as described in filings with the Commission under the Exchange Act. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.

                                   THE COMPANY

         American Banknote, through its subsidiaries in the United States, Brazil, Australia and New Zealand, supplies anti-fraud and anti-counterfeit security products and services associated with those products. The Company's products include bank cards (credit, debit, and ATM), stored-value telephone cards, EFT/POS terminals, document management, foreign currency, bank checks, travelers cheques, treasury cheques, food coupons, passports, birth certificates, driver's licenses and gift certificates as well as related personalization and distribution of those products. The Company is also the world leader in transaction card security supplying holograms for VISA, MasterCard, Discover and Europay cards. For more than 200 years, American Banknote has been producing products designed to obstruct fraud and counterfeiting and continues to do so in the rapidly emerging field of electronic commerce.

         The Company is a diversified holding company. Its wholly-owned domestic subsidiary, American Bank Note Company ("ABN"), its wholly-owned Australia/New Zealand subsidiary, Leigh-Mardon Pty. Ltd. ("ABAL"), and its majority-owned (77.5%) Brazil subsidiary, American Bank Note Company Grafica e Servicos Ltda. ("ABNB"), provide the Company with ownership of the largest private sector security printing business in North America, Australia and Brazil. The Company believes that it is one of the largest private sector security printers in the world.

         In the United States, the Company's products include stock and bond certificates, U.S. Department of Agriculture food coupons, United States Postal Service products, travelers cheques, foreign currency and commercial documents such as gift certificates, coupons, reward statements and bank checks.

         In Australia and New Zealand, the Company's ABAL security print business represents Australia's oldest and largest security printer producing financial cards, stored value, telephone and smart cards, personalization and mailing services, bank and personal checks, bar codes, drivers licenses, electronic printing and payment systems as well as EFT/POS terminals for these and other systems.

         In Brazil, the Company is a leading private sector check printer, as well as a leading financial card and pre-paid telephone card manufacturer. ABNB produces a wide variety of printed documents for governmental and commercial customers in Brazil and neighboring countries, including motor vehicle registration forms, luncheon vouchers, drivers licenses, check printing, check personalization, continuous forms, deposit slips, financial cards and insurance policies. ABNB has grown its business through acquisitions to include the operation of various in-house printing services facilities of major banks in Brazil, including Banco Bradesco, Unibanco, Companhia Melhoramentos de Sao Paolo and others.

         American Bank Note Holographics, Inc. ("ABNH"), a wholly-owned subsidiary, is the world's largest producer of holograms for security applications. Holographic products include holograms with security and anticounterfeiting features for products such as credit cards and identification cards and product authentication labels. To date, ABNH has produced and sold over 6 billion holograms for use on bank credit cards. ABNH the principal producer of holograms for MasterCardTM, VISATM, EuropayTM, and DiscoverTM, credit cards in use around the world. Holograms manufactured by ABN-Holographics have been used as security labels to authenticate computer equipment, computer software, video cassettes, transit and transportation passes, Pachinko cards and auto parts with many leading brand-name products. The Company's see-through holographic laminates have been used for national identification cards and for drivers licenses in the United States and abroad.

         Unless the context otherwise indicates, references herein to American Bank Note or the Company are to American Banknote Corporation and its subsidiaries. The principal executive offices of the Company are located at 200 Park Avenue, New York, New York 10166, and its telephone number is (212) 557-9100.


                                 USE OF PROCEEDS

         The Company will not receive any of the proceeds from the sale of the Shares. All of the proceeds from the sale of the Shares will be received by the Selling Stockholders.


                            INVESTMENT CONSIDERATIONS


         Prospective purchasers of Shares should carefully consider all of the information set forth in this Prospectus and, in particular, the following factors:

         LEVERAGE AND DEBT SERVICE. The Company and its subsidiaries are highly leveraged. At June 30, 1997, total consolidated long-term debt, excluding the current portion ($21.7 million), was approximately $255.6 million (representing approximately 84% of total capitalization).

         The high level of the Company's indebtedness, pose certain risks to holders of the Company's Common Stock, including the risk that the Company might not generate sufficient cash flow to service the Company's obligations and the risk that the Company's capacity to respond to market conditions, extraordinary capital needs and other factors could be adversely affected.

         The Company's ability to service its debt depends upon the future performance of the Company's subsidiaries, which will be subject to prevailing economic and competitive conditions and to other factors, including the continued ability to generate cash at the Company's operating subsidiaries, to distribute that cash to the Company for debt service and to repatriate funds from foreign subsidiaries, particularly ABNB. The terms of certain non-recourse acquisition debt incurred to acquire ABAL does not permit dividends to be paid to the Company until the obligation has been paid.

         Other future acquisitions and joint ventures in which the Company does not maintain 100% ownership, foreign legal and tax requirements and the terms of any acquisition debt incurred may further restrict the ability of newly acquired subsidiaries and joint venture investments to declare and pay dividends or make distributions.

         The Company expects to seek to refinance the 10-3/8% Senior Notes issued pursuant to the Indenture dated as of May 15, 1992 between the Company and Chemical Bank, as Trustee, as amended (the "10-3/8% Senior Notes"), and the 11-5/8% Senior Notes, Series B, issued pursuant to the Indenture dated as of May 1, 1994 between the Company and The First National Bank of Boston, as Trustee, as amended (the "11-5/8% Senior Notes"), at or before their respective maturities; however, no assurance can be given as to the Company's ability to refinance such obligations, that the Company's revolving credit facility will be available when required or that prevailing interest rates will be advantageous to the Company. In the event that the Company is unable to refinance its indebtedness as it matures or raise funds through asset sales, sales of equity or otherwise, the Company's stockholders' could be adversely affected.

         For the six months ended June 30, 1997, the Company had made all required interest payments and was in compliance with its financing agreements. Certain financing agreements contain covenants which restrict the Company from incurring additional indebtedness without consent, except for borrowings under certain bank borrowing agreements, lease financings in the normal course of business, intercompany indebtedness and other obligations entered into in the ordinary course of business. Additionally, the Company and its subsidiaries are restricted from declaring or paying a cash dividend or making any distributions on its capital stock, purchasing or redeeming any equity interests or making investments, with certain exceptions.

         IMPACT OF INFLATION AND FOREIGN OPERATIONS. The annual inflation rate in Brazil has decreased substantially to approximately 10% for 1996 and 23% for 1995 as compared to 941% for 1994. The Company's domestic and ABNB's operations are not significantly affected by inflation. Inflation and currency exchange rate fluctuation in countries in which the Company generates a large portion of its sales and earnings (including Brazil and Australia which accounted for approximately 53% and 16% of sales and 76% and 19% of operating earnings respectively in 1996, before allocation of corporate overhead) could adversely affect the Company.

         The Company's foreign exchange exposure policy generally calls for selling its domestic manufactured product in US dollars and, in the case of ABNB and ABAL, selling in their national currencies, in order to minimize transactions occurring in currencies other than those of the originating country. The Company has, from time to time, entered into foreign currency option contracts to limit the effect of currency fluctuations on future expected cash receipts from Brazil which are used for general parent company purposes including debt service. The options generally have covered periods from two to four months from the date of purchase. Such activities may be discontinued at any time depending on, among other things, management's views concerning future exchange rates and the cost of such contracts. The Company has not engaged in material hedging activities. Currently, repatriation of earnings from ABNB is permitted, subject to certain regulatory approvals. Dividends or distributions from Brazil could be subject to government restrictions in the future. The Company in 1996 received $9.9 million in dividends from ABNB.

         Earnings on foreign investments, including operations and earnings of foreign companies in which the Company may invest or rely upon for sales, are generally subject to a number of risks, including high rates of inflation, currency exchange rate fluctuations, trade barriers, exchange controls, government expropriation and political instability and other risks. These factors may affect the results of operations in selected markets included in the Company's growth strategy, such as in Latin America and Asia. The Company's financial performance on a dollar-denominated basis can be significantly affected by changes in currency exchange rates and inflation. The Company's cash balances and borrowings in foreign currency can mitigate the effect of fluctuating currency exchange rates; however, borrowings and investments in foreign currency and markets may not be available or practical and may face local interest rate and principal risks. In addition, adverse changes in foreign interest and exchange rates could adversely affect the Company's ability to meet its interest and principal obligations as well as applicable financial covenants with respect to its dollar-denominated debt, including the 10-3/8% Senior Notes, the 11-5/8% Senior Notes and other indebtedness of the Company.

         POTENTIAL FOR DILUTION. As of August 18, 1997, the Debenture in the aggregate principal amount of approximately $5,021,000 was issued and outstanding. The Debenture is convertible into such number of shares of Common Stock as is determined by dividing the Accreted Principal Balance of the Debenture (the aggregate principal amount of the Debenture as increased by a premium based on the number of days the Debenture is held and a percentage rate of 6% per annum) by the then current Conversion Price (which is determined by reference to the then current market price of the Common Stock based upon a formula set forth in the Debenture). Depending on market conditions at the time of conversion, the number of shares issuable could prove to be significant in the event of a decrease in the trading price of the Common Stock. Purchasers of Common Stock could therefore experience substantial dilution upon conversion of the Debenture. The shares of Common Stock into which the Debenture may be converted are being registered pursuant to this Registration Statement.

         As of August 18, 1997, A-Warrants to purchase 140,000 shares of Common Stock issued to the purchaser of the Debenture and exercisable over the next two years at a price of $5.70 (as may be adjusted from time to time pursuant to certain antidilution provisions) were outstanding and B-Warrants to purchase 75,000 shares of Common Stock issued to the purchaser of the Debenture and exercisable over the next three years at a price of $6.4125 (as may be adjusted from time to time under certain antidilution provisions) were outstanding. In addition, pursuant to the terms of the Debenture and subject to certain terms and conditions contained therein, in the event the Company redeems the Debenture, the Company will be obligated to issue the Redemption Warrants in an amount based on the Accreted Principal Balance which have a five year term and an exercise price which is determined by reference to the then current market price of the Common Stock. Purchasers of Common Stock could therefore experience substantial dilution upon exercise of the Debenture Warrants. The shares of Common Stock issuable upon exercise of the Debenture Warrants are being registered pursuant to this Registration Statement.

         As of August 18, 1997, 1,850,000 shares of Common Stock were reserved for issuance upon conversion of the Debenture and exercise of the Debenture Warrants. On August 5, 1997, there were 20,279,848 shares of Common Stock outstanding.


                              SELLING STOCKHOLDERS

         The Shares were issued in one or more private placement transactions to the Selling Stockholders. The following table sets forth certain information with respect to the Selling Stockholders as of August 18, 1997, as follows: (i) the name and position or other relationship with the Company within the past three years of each Selling Stockholder; (ii) the number of the Company's outstanding shares of Common Stock beneficially owned by each Selling Stockholder (including shares obtainable under options exercisable within sixty
(60) days of such date) prior to the offering hereby; (iii) the number of shares of Common Stock being offered hereby; and (iv) the number and percentage of the Company's outstanding shares of Common Stock to be beneficially owned by each Selling Stockholder after completion of the sale of Common Stock being offered hereby. There is no assurance that any of the Selling Stockholders will sell any or all of the shares offered hereby.


                                       Beneficial Ownership                                  Beneficial Ownership
Selling Stockholders                   at August 18, 1997(1)          Number of                  After Offering
--------------------                   ---------------------       Shares Covered         --------------------------
                                               Number                 by this              Number            Percent
                                              of Shares              Prospectus          of Shares          of Class
                                              ---------              ----------          ---------          --------
RGC International Investors,                  1,850,000(2)            1,850,000               0                  *
  LDC


Stephen Allen                                   125,000(3)              125,000               0                  *



Diversified Investors                            40,000                  40,000               0                  *
  Corporation



       Total                                  2,015,000               2,015,000               0                  *



(1) Except as otherwise noted, the information contained in the table above reflects "beneficial" ownership of the Common Stock within the meaning of Rule 13d-3 under the Exchange Act. On August 5, 1997, the Company had 20,279,848 shares of Common Stock outstanding.

(2) The number of shares set forth in the table represents an estimate of the number of shares of Common Stock to be offered by the Selling Stockholder. The actual number of shares of Common Stock issuable upon conversion of the Debenture and exercise of the Debenture Warrants is indeterminate, is subject to adjustment and could be materially less or more than such estimated number depending on factors which cannot be predicted by the Company at this time, including, among other factors, the future market price of the Common Stock. The actual number of shares of Common Stock offered hereby, and included in the Registration Statement of which this Prospectus is a part, includes such additional number of shares of Common Stock as may be issued or issuable upon conversion of the Debenture and exercise of the Debenture Warrants by reason of the floating rate conversion price mechanism or other adjustment mechanisms described therein, or by reason of any stock split, stock dividend or similar transaction involving the Common Stock, in order to prevent dilution, in accordance with Rule 416 under the Securities Act. Specifically, pursuant to the terms of the Debenture, the holder may convert, subject to certain exclusion, up to certain specified portions of the Debenture at various time intervals as specified in the Debenture, provided that no conversions are permitted within 25 days of the date of issuance at a conversion price below the closing sale price of the Common Stock on the date of issuance, at a conversion price equal to the Pursuant to the terms of the Debenture and the Debenture lesser of (i) the closing sale price of the Common Stock for the two consecutive trading days yielding the lowest average price during the 25 trading day period preceding the notice of conversion and
     (ii) $6.00. Warrants, the Debenture and the Debenture Warrants are convertible or exercisable by any holder only to the extent that the number of shares of Common Stock thereby issuable, together with the number of shares of Common Stock owned by such holder and its affiliates (but not including shares of Common Stock underlying the unconverted portion of the Debenture or the unexercised portions of the Debenture Warrants) would not exceed 4.9% of the then outstanding Common Stock as determined in accordance with Section 13(a) of the Exchange Act. Accordingly, the number of shares of Common Stock set forth in the table for this Selling Stockholder exceeds the number of shares of Common Stock that this Selling Stockholder could own beneficially at any given time through their ownership of the Debenture and the Debenture Warrants. In that regard, beneficial ownership of this Selling Stockholder set forth in the table is not determined in accordance with Rule 13d-3 under the Exchange Act.

(3) Includes 125,000 shares of Common Stock issuable upon the exercise of currently exercisable Warrants.

*  Less than 1.0%

                              PLAN OF DISTRIBUTION

         The Selling Stockholders have advised the Company that the Shares may be sold from time to time by the Selling Stockholders, or by their pledgees, donees, transferees or other successors in interest, in one or more transactions on the New York Stock Exchange (or any national securities exchange or U.S. automated interdealer quotation system of a registered national securities association on which shares of Common Stock are then listed), in sales occurring in the public market off such exchange, in negotiated transactions, through the purchase or writing of options on the Shares, short sales or in a combination of such methods of sale. The Shares will be sold at prices and on terms then prevailing, at prices related to the then-current market price of the Shares, or at negotiated prices. The Company has been advised that the Selling Stockholders may effect sales of the Shares directly, or indirectly by or through agents or broker-dealers and that the Shares may be sold by one or more of the following methods: (a) ordinary brokerage transactions, (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its own account, and (c) in "block" sale transactions. At the time a particular offer is made, a Prospectus Supplement, if required, will be distributed that sets forth the name or names of agents or broker-dealers, any commissions and other terms constituting selling compensation and any other required information. Moreover, in effecting sales, broker- dealers engaged by any Selling Stockholder and/or the purchasers of the Shares may arrange for other broker-dealers to participate in the sale process. Broker-dealers will receive discounts or commissions from the Selling Stockholder and/or the purchasers of the Shares in amounts which will be negotiated prior to the time of sale. Sales will be made only through broker-dealers registered as such in a subject jurisdiction or in transactions exempt from such registration. The Company has not been advised of any definitive selling arrangement at the date of this Prospectus between any Selling Stockholder and any broker-dealer or agent. It is also possible that a Selling Stockholder will attempt to sell shares of Common Stock in block transactions to purchasers at a price per share which may be below the then market price. Any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus. The Shares are being sold by the Selling Stockholders acting as principals for their own account. The Company will not be entitled to any proceeds from the sale of any Shares sold by the Selling Stockholders as part of this offering. All expenses of registration incurred in connection with this offering are being borne by the Company, but all brokerage commissions and other expenses incurred by individual Selling Stockholders will be borne by each such Selling Stockholder.

       In connection with the distribution of the Shares, the Selling Stockholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the Shares in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders may also sell the Shares short and redeliver the Shares to close out the short positions. The Selling Stockholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the Shares. The Selling Stockholders may also loan or pledge the Shares and such lender or pledgee may sell the Shares so loaned or upon a default may effect sales of the pledged shares.

       The Selling Shareholders and any dealer participating in the distribution of Shares or any broker executing selling orders on behalf of the Selling Shareholders may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any profit on the sale of any or all of the Shares by them and any discounts or commissions received by any such brokers or dealers may be deemed to be underwriting discounts and commissions under the Securities Act.

       Any broker or dealer participating in any distribution of Shares in connection with the offering made hereby may be deemed to be an "underwriter" within the meaning of the Securities Act and may be required to deliver a copy of this Prospectus, including a Prospectus Supplement, to any person who purchases any of the Shares from or through such broker or dealer.


                                  LEGAL MATTERS

       The legality of the securities offered hereby will be passed upon for the Company by Kramer, Levin, Naftalis & Frankel.


                                     EXPERTS

       The consolidated financial statements incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

================================================================================


NO  PERSON  HAS  BEEN  AUTHORIZED  TO  GIVE  ANY  INFORMATION  OR  TO  MAKE  ANY
REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY SHARES OF COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.



                                TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
Available Information.....................................................  3
Incorporation of Certain Documents
  by Reference............................................................  3
The Company...............................................................  5
Use of Proceeds...........................................................  6
Investment Considerations.................................................  6
Selling Stockholders .....................................................  8
Plan of Distribution  .................................................... 10
Legal Matters............................................................. 11
Experts................................................................... 11



================================================================================

================================================================================


                                2,015,000 SHARES



                                AMERICAN BANKNOTE
                                   CORPORATION


                                  Common Stock


                                 -------------

                                   PROSPECTUS

                                 -------------




                                August 22, 1997


================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

       The table below sets forth the expenses expected to be incurred and borne solely by the Company in connection with the registration of the shares of Common Stock offered hereby:

            SEC registration fee.......................             $  3,282
            Legal fees and expenses....................                5,000
            Accounting fees and expenses...............               15,000
            Miscellaneous..............................                  718
                                                             ---------------

                Total..................................             $ 24,000


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the DGCL provides for indemnification of directors and officers. If a director or officer is successful on the merits or otherwise in a legal proceeding, he must be indemnified against expenses, including attorney's fees, actually and reasonably incurred by him in connection therewith. Further, indemnification is permitted in both third-party and certain derivative suits if such director or officer acted in good faith and for a purpose he reasonably believed was in the best interests of the Company, and if, in the case of a criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Indemnification under this provision applies to judgments, fines, amounts paid in settlement and reasonable expenses, in the case of third party actions, and amounts paid in settlement and reasonable expenses, in the case of derivative actions. In a derivative action, however, a director or officer may not be indemnified for any claim, issue or matters as to which such person shall have been adjudged to be liable to the Company unless and to the extent that a court determines that the person is fairly and reasonably entitled to indemnity. Under Delaware law, expenses may be advanced upon receipt of an undertaking by or on behalf of the director or officer to repay the amounts in the event the recipient is ultimately found not to be entitled to indemnification.

         The Company's Certificate of Incorporation provides that, to the fullest extent that the DGCL permits the limitation or elimination of the liability of directors, no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duties as a director. In addition, the Certificate of Incorporation provides that the Company shall advance expenses to the fullest extent permitted by the DGCL. The Company maintains directors' and officers' liability insurance to cover its directors and officers against certain liabilities they may incur when acting in their capacity as directors or officers.

         Article VI of the Company's By-laws provides that any person made a party to any action, suit or proceeding by reason of the fact that he is or was a director or officer of the Company, shall be indemnified by the Company against the expenses, including attorney's fees, actually and reasonably incurred by him in connection with such action, or in connection with any appeal therein, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action, had no reasonable cause to believe such conduct was unlawful. Such right of indemnification shall not be deemed exclusive of any other rights to which such director or officer may be entitled under any statute, By-Law, agreement, vote of shareholders or otherwise.

ITEM 16.  EXHIBITS.

          4.1 Indenture dated as of May 15, 1992 between the Company and Chemical Bank, as Trustee, relating to the 10-3/8% Senior Notes due June 1, 2002 is incorporated herein by reference to Exhibit
               4.2 to the Company's Current Report on Form 8-K dated May 26, 1992 (the "May 26, 1992 Form 8-K").

          4.2 Pledge Agreement, as amended, dated as of May 26, 1992 between the Company and Chemical Bank, as Trustee, relating to the Company's 10-3/8% Senior Notes due June 1, 2002 is incorporated herein by reference to Exhibit 4.3 to the May 26, 1992 Form 8- K.

          4.3 First Supplemental Indenture to 10-3/8% Senior Notes due June 1, 2002 between the Company and Chemical Bank, N.A., dated as of May 23, 1994 is incorporated herein by reference to Exhibit 4.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1994 (the "June 30, 1994 10-Q.")

          4.4 First Amendment to the Pledge Agreement dated as of May 26, 1992 between the Company and Chemical Bank, N.A., dated as of May 23, 1994 is incorporated herein by reference to Exhibit 4.2 to the June 30, 1994 Form 10-Q.

          4.5 Pledged Share Amendment dated as of July 31, 1995 between the Company and Chemical Bank, N.A., as Trustee, relating to the 10-3/8% Senior Notes due June 1, 2002 is incorporated herein by reference to Exhibit 4.5 to the Company's Annual Report on Form 10-K for the year ended December 31, 1995 (the "1995 10-K").

          4.6 Indenture dated as of May 1, 1994 between the Company and The First National Bank of Boston, as Trustee, relating to the 11-5/8% Senior Notes Due August 1, 2002, Series B, of the Company and Form of Series B Note, is incorporated herein by reference to
               Exhibit 4.1 and 4.3 to the Company's Registration Statement on Form S-4 (File No. 33- 79726) dated August 5, 1994.

          4.7 Credit Agreement dated as of January 29, 1996 among American Bank Note Company and American Bank Note Holographics, Inc., the Company and Chemical Bank, N.A. as Agent, is incorporated herein by reference to Exhibit 4.8 to the 1995 10-K.

          4.8 Waiver and Amendment to Credit Agreement dated as of September 30, 1996 among American Bank Note Company and American Bank Note Holographics, Inc., the Company, and The Chase Manhattan Bank (formerly Chemical Bank N.A.), as Agent, is incorporated herein by reference to Exhibit 4.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996 (the "September 30, 1996 10-Q").

          4.9 Security Agreement dated as of January 29, 1996, among American Bank Note Company and American Bank Note Holographics, Inc. and Chemical Bank, N.A., as Agent, is incorporated herein by reference to Exhibit 4.9 to the 1995 10-K.

          4.10 Rights Agreement dated as of March 24, 1994 between the Company and Chemical Bank, N.A., as Rights Agent, including the form of Rights Certificate and form of Certificate of Designation is incorporated herein by reference to Exhibit 1 to the Company's Current Report on Form 8-K dated March 24, 1994.

          4.11 Waiver and Amendment to Credit Agreement dated as of March 25, 1997, among American Bank Note Company and American Bank Note Holographics, Inc., American Banknote Corporation and The Chase Manhattan Bank, as Agent, is incorporated herein by reference to
               Exhibit 4.11 to the Company's Annual Report on Form 10-K for the year ended December 31, 1996.

          4.12 Amendment to Credit Agreement dated as of April 14, 1997 among American Bank Note Company and American Bank Note Holographics, Inc., the Company and The Chase Manhattan Bank as Agent and Lender is incorporated herein by reference to Exhibit 4.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.

          4.13 Zero Coupon Convertible Subordinated Debenture dated July 24, 1997 in the principal amount of $5 million is incorporated herein by reference to Exhibit 2.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 (the "June 30, 1997 10-Q").

          4.14 Amendment to Credit Agreement dated as of July 1, 1997 among American Bank Note Company and American Bank Note Holographics, Inc., the Company and the Chase Manhattan Bank, as Agent and Lender, is incorporated herein by reference to Exhibit 4.1 to the June 30, 1997 10-Q.

          5    Opinion of Kramer, Levin, Naftalis & Frankel.*

          23.1 Consent of Deloitte & Touche LLP.*

          23.2 Consent of Kramer, Levin, Naftalis & Frankel
               (Included in Exhibit 5).*

*Filed herewith


ITEM 17.  UNDERTAKINGS

The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;


         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on this 22nd day of August , 1997.



                                            AMERICAN BANKNOTE CORPORATION

                                            By:   /s/    John T. Gorman
                                                 ------------------------------
                                                  John T. Gorman
                                                  Executive Vice President
                                                  and Chief Financial Officer


         Each person, in so signing, also makes, constitutes and appoints MORRIS WEISSMAN, Chairman of the Board of Directors and Chief Executive Officer and JOHN T. GORMAN, Executive Vice President, Chief Financial Officer and Chief Accounting Officer of American Banknote Corporation, and each of them, his true and lawful attorney-in-fact, in his name, place and stead, to execute and cause to be filed with the Commission any or all amendments to this registration statement.

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY OR ON BEHALF OF THE FOLLOWING PERSONS ON AUGUST 22, 1997 IN THE CAPACITIES INDICATED BELOW.

         Signature                                Title
         ---------                                -----

/s/ Morris Weissman
----------------------------------          Chairman of the Board of Directors
Morris Weissman                             and Chief Executive Officer
                                            (principal executive officer)

/s/ John T. Gorman
----------------------------------          Executive Vice President and Chief
John T. Gorman                              Financial Officer (principal
                                            financial and accounting officer)


/s/ Bette B. Anderson
----------------------------------          Director
Bette B. Anderson


/s/ Dr. Oscar S. Arias
----------------------------------          Director
Dr. Oscar S. Arias


/s/ C. Gerald Goldsmith
----------------------------------          Director
C. Gerald Goldsmith


/s/ Ira J. Hechler
----------------------------------          Director
Ira J. Hechler


/s/ David S. Rowe-Beddoe
----------------------------------          Director
David S. Rowe-Beddoe


/s/ Alfred Teo
----------------------------------          Director
Alfred Teo


                                      II-6